Exhibit 99.1

MainSource Financial Group to Significantly Expand its Louisville Presence with the Acquisition of FCB Bancorp, Inc.

•                  Accelerates our greater Louisville expansion and leverages our existing investment in the market with the addition of 7 full service branches and $390 million in deposits in Jefferson County

•                  #9 pro forma Louisville deposit market share

•                  Estimated EPS accretion of approximately 5% in 2018

•                  Results in a 3.5 year tangible book value per share earnback period

GREENSBURG, IN and LOUISVILLE, KY—(BUSINESS WIRE)— MainSource Financial Group, Inc. (NASDAQ:MSFG) (“MainSource” or the “Company”) announced today that it has entered into a definitive merger agreement to acquire all of the common stock of FCB Bancorp, Inc. (“FCB”) in a cash and stock transaction valued at approximately $56.9 million.

FCB, headquartered in Louisville, is the holding company for The First Capital Bank of Kentucky (“First Capital Bank”), which operates 7 full service branches in greater Louisville. As of September 30, 2016, FCB had approximately $523.6 million in assets, $428.9 million in loans, $390.1 million in deposits and $30.7 million of total equity.  Following the merger, it is anticipated that First Capital Bank will operate as a separate subsidiary of MainSource for a short period of time, after which it is anticipated that First Capital Bank will merge with and into MainSource Bank, an Indiana chartered commercial bank and wholly-owned subsidiary of MainSource, with MainSource Bank as the surviving bank.

“We are very pleased to announce the merger with First Capital Bank,” commented Archie M. Brown, Jr., President and Chief Executive Officer of MainSource. “This combination significantly moves MainSource forward on our plan to have full branch coverage in our three core metropolitan markets of Indianapolis, Cincinnati and Louisville.  Our commitment to Louisville and the surrounding areas continues to be strong, and we are eager to welcome the customers and employees of First Capital into MainSource.”

H. David Hale, Chairman, President and Chief Executive Officer of FCB, stated, “MainSource Bank has demonstrated its community banking approach in the greater Louisville area for many years. We feel strongly that their product offering and commitment to customer service will allow for a seamless transition for our customers.”  He continued, “In addition, the added presence of MainSource in the area will create an even greater opportunity for the communities currently served by First Capital Bank.”

Under the terms of the agreement, which was approved by the boards of both companies, shareholders of FCB will receive 0.9 shares of MainSource common stock and $7.00 in cash for each share of FCB common stock owned. Based upon the December 16, 2016 closing price of $32.65 per share of MainSource common stock, the transaction is valued at approximately $56.9 million.

MainSource expects the transaction to be accretive to 2018 diluted earnings per share by approximately 5%.  It is projected to be approximately 2.5% dilutive to tangible book value per share at closing, inclusive of $6.5 million in pre-tax restructuring charges, with an earnback period of approximately 3.5 years using the “cross-over” method.

The merger is expected to be completed in the second quarter of 2017, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of FCB.

Keefe, Bruyette and Woods, Inc. is serving as financial advisor to MainSource. MainSource’s legal advisor is Smith Amundsen LLC.

Sandler O’Neill + Partners, L.P. is serving as financial advisor to FCB. Frost Brown Todd LLC is legal advisor to FCB.

About MainSource Financial Group

MainSource Financial Group is listed on the NASDAQ Global Market under the symbol: “MSFG” and is a community-focused, financial holding company with assets of approximately $4.0 billion. MainSource operates 90 branches throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana.

About FCB Bancorp, Inc.

FCB Bancorp, Inc. is the holding company of The First Capital Bank of Kentucky. First Capital Bank is headquartered in Louisville, Kentucky with assets of approximately $523.6 million and operates 7 full service branches in greater Louisville with a commitment to community banking and personal service.

Important Information for Investors and Shareholders

In connection with the proposed merger, MainSource will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of FCB and a Prospectus of MainSource, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about MainSource, may be obtained at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from MainSource at www.mainsourcebank.com under the tab “Investor Relations.”  Alternatively, these documents, when available, can be obtained free of charge from MainSource upon written request to MainSource Financial Group, Inc., Attn: Corporate Secretary, 2105 North State Road 3 Bypass Greensburg, Indiana 47240 or by calling (812) 663-6734 or from FCB upon written request to FCB Bancorp, Inc., Attn: Corporate Secretary at 293 N. Hubbards Lane, Louisville, Kentucky 40207 or by calling (502) 895-5040.

MainSource and FCB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FCB in connection with the proposed merger. Information about the directors and executive officers of MainSource is set forth in the proxy statement for MainSource’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 23, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of MainSource’s and FCB’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefits and other effects of the proposed merger. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the proposed merger might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with MainSource’s and FCB’s businesses, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of MainSource and FCB to execute their respective business plans (including the proposed acquisition of FCB); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of either MainSource’s or FCB’s internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this press release and other factors identified in MainSource’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and neither MainSource nor FCB undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.